Exhibit 99.1

News Release

Air Products Reports Fiscal 2026 Full-Year and Fourth Quarter Results; Provides Fiscal 2027 Guidance
Delivered double-digit adjusted EPS growth in fiscal 2026 | Improved core business performance
Reduced capital spend relative to prior year | Expanded backlog, including over $2.0 billion of new electronics wins

Fiscal 2026 Full-Year Summary of Results (comparison versus prior year)
•GAAP earnings per share ("EPS")# of $2.39 and operating income of $23 million (compared to loss per share of $1.74 and operating loss of $877 million in the prior year); both periods reflect significant charges related to project exits
•Adjusted earnings per share* of $13.45 increased 12 percent and exceeded guidance midpoint; adjusted operating income* of $3.2 billion increased 11 percent
•Cash used for investing activities of $4.1 billion, down $3.0 billion; capital expenditures* of $3.3 billion, down $1.8 billion
Q4 FY26 Summary of Results (comparison versus prior year)
•GAAP EPS# of $2.62 and operating income of $633 million reflect the impact of project exits, primarily related to two China coal gasification plants
•Adjusted EPS* of $3.61 exceeded guidance midpoint; adjusted operating income* of $856 million
Guidance
•Fiscal 2027 full-year adjusted EPS guidance* of $14.15 to $14.50; fiscal 2027 first quarter adjusted EPS guidance* of $3.35 to $3.45
•Expect fiscal year 2027 capital expenditures* in the range of $3.0 billion to $3.5 billion

Fiscal 2026 Full-Year Consolidated Results (comparison versus prior year)
LEHIGH VALLEY, Pa. (November 5, 2026) - Air Products (NYSE:APD) today reported full-year fiscal 2026 GAAP results, including operating income of $23 million, operating margin of 0.2 percent, and EPS# of $2.39. This compares with an operating loss of $877 million, operating margin of negative 7.3 percent, and loss per share# of $1.74 in the prior year. Both periods reflect significant charges related to business and asset actions, primarily associated with previously announced project exit decisions. The non-GAAP financial measures discussed below exclude these charges, as well as other items, as described in the "Reconciliations of Non-GAAP Financial Measures" section of this release.
Fiscal 2026 full-year sales of $13.0 billion increased eight percent, or $954 million, on four percent higher volumes, two percent higher energy cost pass-through, and two percent favorable currency.
On a non-GAAP basis, fiscal 2026 full-year adjusted operating income* of $3.2 billion increased 11 percent over the prior year, primarily due to higher on-site volumes, favorable currency, and higher pricing. These benefits were partially offset by higher costs, driven by fixed-cost inflation and higher incentive compensation, partially offset by productivity improvements and lower depreciation. Adjusted operating margin* of 24.4 percent improved 70 basis points. Adjusted EPS* of $13.45 increased 12 percent over the prior year and also benefited from higher equity affiliates' income.

# Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
* Certain results in this release include references to non-GAAP financial measures on a consolidated, continuing operations basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range or amount because management is not able to predict the timing or occurrence of events or transactions that management believes are not representative of the Company’s underlying business performance or the timing or occurrence of future investment activity, which are necessary to calculate forward-looking adjusted EPS from continuing operations and capital expenditures, respectively. Refer to the “Capital Expenditures” and “Adjusted EPS Outlook” sections below for additional information.
-more-

Fiscal 2026 Fourth Quarter Consolidated Results (comparison versus prior year)
Air Products also reported fiscal 2026 fourth quarter GAAP results, including operating income of $633 million, operating margin of 17.8 percent, and EPS# of $2.62. This compares with operating income of $17 million, operating margin of 0.5 percent, and EPS# of $0.02 in the fourth quarter of fiscal 2025. Both periods reflect significant business and asset action charges. Prior-year charges included project exit decisions and the initial impairment of two China coal gasification plants. Current-year charges primarily reflect updated estimates associated with the sale process for these plants, including one sold in October 2026. The non-GAAP financial measures discussed below exclude these charges, as well as other items, as described in the "Reconciliations of Non-GAAP Financial Measures" section of this release.
On a non-GAAP basis, fourth quarter adjusted operating income* of $856 million increased five percent on higher volumes and pricing actions, partially offset by higher costs. The higher volumes were primarily driven by on-sites, including a significant asset sale associated with an early contract termination in the Americas, and contributions from new assets. Adjusted operating margin* of 24.1 percent decreased 150 basis points, primarily due to higher costs. Adjusted EPS* of $3.61 increased six percent.
Fourth quarter sales of $3.6 billion increased 12 percent on nine percent higher volumes and one percent each from higher pricing, higher energy cost pass-through, and favorable currency.
Chief Executive Officer Eduardo Menezes said, "Our fiscal 2026 results demonstrate the progress we are making to improve our core industrial gas business, strengthen execution, and allocate capital with discipline. We delivered 12 percent adjusted EPS growth, reduced capital expenditures by $1.8 billion, and expanded our industrial gas project backlog through new business wins. These results reflect the dedication of our employees, whose commitment to safety and focus on serving our customers with excellence continue to drive our performance. As we move through fiscal 2027, we will maintain a disciplined approach to capital allocation while focusing on expanding our industrial gas project backlog and delivering continued operating income growth."
Fiscal 2026 Fourth Quarter Results by Business Segment
•Americas sales of $1.6 billion increased 27 percent from the prior year on 26 percent higher volumes and one percent higher pricing. Operating income of $469 million increased 20 percent primarily due to higher on-site volumes, including a significant asset sale associated with an early contract termination and a new asset contribution. The benefit from volume growth and lower depreciation expense were partially offset by higher incentive compensation, product distribution and dislocation costs, and fixed-cost inflation. Operating margin of 28.7 percent decreased 170 basis points, primarily due to higher costs.
•Asia sales of $909 million increased four percent from the prior year on three percent higher volumes and two percent favorable currency, partially offset by one percent lower energy cost pass-through. Volume growth was driven by on-sites, including new assets, and helium. Operating income of $250 million increased 10 percent and operating margin of 27.5 percent improved 150 basis points, primarily due to lower depreciation due to certain gasification assets held for sale and higher volumes.
•Europe sales of $856 million increased eight percent from the prior year on six percent higher energy cost pass-through, two percent higher pricing, and one percent higher volumes, partially offset by one percent unfavorable currency. Operating income of $241 million increased two percent, driven by higher on-site volumes and higher pricing, net of higher power costs. These benefits were partially offset by higher costs, including fixed-cost inflation. Operating margin of 28.2 percent decreased 190 basis points, which included an approximate 200-basis-point headwind from energy cost pass-through.
•Middle East and India equity affiliates' income of $97 million increased six percent from the prior year, primarily from an affiliate in Saudi Arabia.
•Corporate and other sales of $122 million decreased 34 percent from the prior year. Operating loss was $108 million compared to $49 million in the prior year, driven by lower sale of equipment activity and higher costs.
Outlook
Air Products expects full-year fiscal 2027 adjusted EPS guidance* in the range of $14.15 to $14.50. For the fiscal 2027 first quarter, Air Products' adjusted EPS guidance* is $3.35 to $3.45.
Air Products expects capital expenditures* to be in the range of $3.0 billion to $3.5 billion for full-year fiscal 2027.

Earnings Teleconference
Access the fiscal 2026 fourth quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on November 5, 2026 by calling 646-769-9200 and entering passcode 7931867 or by accessing the Event Details page on Air Products’ Investor Relations website.

-more-

About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for more than 85 years. Serving energy, environmental, and emerging markets, the Company is generating a cleaner future by providing essential industrial gases, related equipment, and applications expertise that help customers improve productivity, efficiency, and sustainability across a wide range of industries, including energy, chemicals, electronics, metals, manufacturing, food, medical, and space.
Air Products is focused on profitably growing its core industrial gases business, accelerating growth in areas of competitive strength, and extending its reach through disciplined opportunities that create long-term value. As the leading global supplier of hydrogen, Air Products develops, engineers, builds, owns and operates some of the world's largest hydrogen projects and has extensive capabilities in air separation technology, engineering, and plant operations. Through its sale of equipment businesses, the Company also provides specialized products such as turbomachinery, membrane systems, and cryogenic containers globally.
Air Products had fiscal 2026 sales of $13.0 billion from operations in approximately 50 countries. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook, investment opportunities and potential transactions that are subject to ongoing negotiations and their expected impact and timing. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to safely and effectively develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we, our affiliates and joint ventures, and our customers and other counterparties operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, joint venture activities, and other commercial transactions, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine, the conflict with Iran and other new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
#                    #                     #
Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Megan Britt, tel: (610) 481-0590; email: brittm@airproducts.com

-more-

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of U.S. Dollars, except for share and per share data)	2026	2025	2026	2025
Sales	$3,555.6	$3,166.9	$12,990.9	$12,037.3
Cost of sales	2,470.9	2,145.5	8,887.8	8,256.0
Selling and administrative expense	228.2	219.1	903.2	906.1
Research and development expense	25.4	27.3	88.9	96.3
Business and asset actions	222.5	795.0	3,151.9	3,747.0
Shareholder activism-related costs	—	—	—	86.3
Gain on sale of business	—	—	—	67.3
Other income (expense), net	24.6	36.8	64.2	110.1
Operating Income (Loss)	633.2	16.8	23.3	(877.0)
Equity affiliates' income	189.1	184.0	745.9	647.7
Interest expense	67.0	67.8	220.4	214.0
Other non-operating income (expense), net	0.1	(11.7)	3.2	2.6
Income (Loss) From Continuing Operations Before Taxes	755.4	121.3	552.0	(440.7)
Income tax expense (benefit)	198.9	111.2	1.6	(94.3)
Income (Loss) From Continuing Operations	556.5	10.1	550.4	(346.4)
Loss from discontinued operations, net of tax	—	—	—	(8.0)
Net Income (Loss)	556.5	10.1	550.4	(354.4)
Net income (loss) attributable to noncontrolling interests	(27.8)	5.2	18.3	40.1
Net Income (Loss) Attributable to Air Products	$584.3	$4.9	$532.1	($394.5)

Net Income (Loss) Attributable to Air Products
Net income (loss) from continuing operations	$584.3	$4.9	$532.1	($386.5)
Net loss from discontinued operations	—	—	—	(8.0)
Net Income (Loss) Attributable to Air Products	$584.3	$4.9	$532.1	($394.5)

Per Share Data(A) (U.S. Dollars per share)
Basic earnings (loss) per share from continuing operations	$2.62	$0.02	$2.39	($1.74)
Basic loss per share from discontinued operations	—	—	—	(0.04)
Basic Earnings (Loss) Per Share Attributable to Air Products	$2.62	$0.02	$2.39	($1.77)
Diluted earnings (loss) per share from continuing operations	$2.62	$0.02	$2.39	($1.74)
Diluted loss per share from discontinued operations	—	—	—	(0.04)
Diluted Earnings (Loss) Per Share Attributable to Air Products	$2.62	$0.02	$2.39	($1.77)

Weighted Average Common Shares (in millions)
Basic	222.8	222.8	222.8	222.7
Diluted	223.0	222.9	222.9	222.7
(A) Earnings (loss) per share is calculated independently for each component and may not sum to total earnings (loss) per share due to rounding.

-more-

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of U.S. Dollars)	2026	2025
Assets
Current Assets
Cash and cash items	$1,331.7	$1,856.0
Trade receivables, net	1,840.2	1,901.2
Inventories	741.2	776.5
Prepaid expenses	165.5	174.9
Assets held for sale	272.8	427.7
Other receivables and current assets	665.0	689.5
Total Current Assets	$5,016.4	$5,825.8
Investment in net assets of and advances to equity affiliates	5,714.0	5,366.1
Plant and equipment, at cost	43,595.0	42,754.8
Less: accumulated depreciation	18,286.6	17,417.0
Plant and equipment, net	$25,308.4	$25,337.8
Goodwill, net	948.6	963.9
Intangible assets, net	262.7	293.5
Operating lease right-of-use assets, net	739.6	944.0
Noncurrent lease receivables	270.8	307.1
Financing receivables	1,152.7	1,000.0
Other noncurrent assets	1,796.6	1,021.3
Total Noncurrent Assets	$36,193.4	$35,233.7
Total Assets	$41,209.8	$41,059.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,570.9	$3,237.7
Accrued income taxes	114.1	179.4
Short-term borrowings	77.0	34.7
Current portion of long-term debt	921.7	716.3
Liabilities held for sale	25.2	50.5
Total Current Liabilities	$4,708.9	$4,218.6
Long-term debt	16,607.7	16,769.9
Long-term debt – related party	172.4	177.5
Noncurrent operating lease liabilities	451.3	616.0
Other noncurrent liabilities	1,445.1	1,348.1
Deferred income taxes	673.6	579.6
Total Noncurrent Liabilities	$19,350.1	$19,491.1
Total Liabilities	$24,059.0	$23,709.7
Air Products Shareholders’ Equity	14,280.8	15,024.9
Noncontrolling Interests	2,870.0	2,324.9
Total Equity	$17,150.8	$17,349.8
Total Liabilities and Equity	$41,209.8	$41,059.5

-more-

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2026	2025
Operating Activities
Net income (loss)	$550.4	($354.4)
Less: Net income attributable to noncontrolling interests of continuing operations	18.3	40.1
Net income (loss) attributable to Air Products	$532.1	($394.5)
Net loss from discontinued operations	—	8.0
Net income (loss) from continuing operations attributable to Air Products	532.1	(386.5)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	$1,521.9	$1,564.2
Deferred income taxes	(456.1)	(554.8)
Tax reform adjustment related to deemed foreign dividends	14.2	(34.9)
Gain on sale of business	—	(67.3)
Business and asset actions	3,151.9	3,747.0
Undistributed earnings of equity method investments	(197.1)	(269.8)
Gain on sale of assets and investments	(19.7)	(66.4)
Share-based compensation	50.4	76.4
Noncurrent lease receivables	49.0	52.5
Other adjustments	136.8	48.0
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	59.5	(36.3)
Inventories	37.9	(35.8)
Other receivables	(50.9)	7.1
Payables and accrued liabilities	(236.7)	(224.0)
Other working capital	87.5	(562.6)
Cash Provided by Operating Activities	$4,680.7	$3,256.8
Investing Activities
Additions to plant and equipment, including long-term deposits	($4,203.9)	($7,022.6)
Acquisitions, less cash acquired	—	(59.9)
Investments in and advances to unconsolidated affiliates	(126.8)	(390.4)
Investments in financing receivables	—	(61.9)
Proceeds from sale of assets and investments	153.2	245.8
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	122.5
Proceeds from other investing activities	31.5	115.4
Cash Used for Investing Activities	($4,146.0)	($7,168.7)
Financing Activities
Long-term debt proceeds	$827.3	$4,386.7
Payments on long-term debt	(686.6)	(429.9)
Net increase (decrease) in commercial paper and short-term borrowings	84.0	(74.7)
Dividends paid to shareholders	(1,603.1)	(1,584.1)
Investments by noncontrolling interests	353.7	594.6
Distributions to noncontrolling interests	(4.0)	(7.2)
Other financing activities	(37.5)	(90.2)
Cash (Used for) Provided by Financing Activities	($1,066.2)	$2,795.2
Effect of Exchange Rate Changes on Cash	7.2	(7.0)
Decrease in cash and cash items	($524.3)	($1,123.7)
Cash and cash items – Beginning of Year	1,856.0	2,979.7
Cash and Cash Items – End of Period	$1,331.7	$1,856.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$489.4	$940.7

-more-

Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 September 2026
Sales	$1,634.7	$908.6	$855.5	$34.8	$122.0	$3,555.6
Operating income (loss)(A)	469.1	250.2	241.1	3.7	(108.4)	855.7
Depreciation and amortization	183.3	121.9	69.8	5.9	9.9	390.8
Equity affiliates' income(B)	54.6	7.1	32.2	97.2	—	191.1
Three Months Ended 30 September 2025
Sales	$1,290.1	$869.8	$789.4	$32.0	$185.6	$3,166.9
Operating income (loss)(A)	391.6	226.5	237.5	5.0	(48.8)	811.8
Depreciation and amortization	187.9	137.5	71.2	6.2	10.0	412.8
Equity affiliates' income	52.9	12.0	26.3	91.7	1.1	184.0
Twelve Months Ended 30 September 2026
Sales	$5,681.7	$3,458.7	$3,242.2	$129.1	$479.2	$12,990.9
Operating income (loss)(A)	1,642.2	978.9	906.9	22.1	(374.9)	3,175.2
Depreciation and amortization	708.3	468.6	284.3	23.9	36.8	1,521.9
Equity affiliates' income(B)	218.3	45.5	120.1	362.0	2.0	747.9
Twelve Months Ended 30 September 2025
Sales	$5,125.9	$3,271.0	$2,984.5	$135.9	$520.0	$12,037.3
Operating income (loss)(A)	1,519.6	851.1	844.7	9.6	(367.3)	2,857.7
Depreciation and amortization	732.1	518.9	247.4	25.9	39.9	1,564.2
Equity affiliates' income(B)	157.0	42.3	101.9	340.9	12.4	654.5
Total Assets
30 September 2026	$10,474.7	$6,690.3	$7,249.0	$12,239.5	$4,556.3	$41,209.8
30 September 2025	12,058.7	6,712.2	6,916.8	10,919.4	4,452.4	41,059.5
(A)Operating income (loss) for our reportable segments does not include gains or losses that management does not consider to be indicative of underlying business performance, such as charges related to business and asset actions. Refer below for a reconciliation of total segment operating income to consolidated results.
(B)Segment equity affiliates’ income excludes impairment charges of $2.0 million recorded during the fourth quarter of fiscal year 2026 and $6.8 million recorded during the second quarter of fiscal year 2025, both of which were recognized as part of our business and asset actions. As a result, total segment equity affiliates’ income does not reconcile to equity affiliates’ income for the total company as reported on the consolidated income statements for the fiscal years ended 30 September 2026 and 2025.

Reconciliation of Total Segment Operating Income to Consolidated Results
The table below reconciles total segment operating income to income (loss) from continuing operations before taxes as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of U.S. Dollars)	2026	2025	2026	2025
Total Segment Operating Income	$855.7	$811.8	$3,175.2	$2,857.7
Business and asset actions	(222.5)	(795.0)	(3,151.9)	(3,747.0)
Shareholder activism-related costs	—	—	—	(86.3)
Gain on sale of business	—	—	—	67.3
Gain on sale of other assets(A)	—	—	—	31.3
Consolidated Operating Income (Loss)	$633.2	$16.8	$23.3	($877.0)
Equity affiliates' income	189.1	184.0	745.9	647.7
Interest expense	67.0	67.8	220.4	214.0
Other non-operating income (expense), net	0.1	(11.7)	3.2	2.6
Income (Loss) From Continuing Operations Before Taxes	$755.4	$121.3	$552.0	($440.7)
(A) Reflected on the consolidated income statements within "Other income (expense), net".

-more-

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
We present certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") because they exclude items that management does not consider to be representative of our underlying business operations. We provide these adjusted non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate our business in the same manner as management. When viewed together with our GAAP results, we believe these non-GAAP financial measures offer a more complete understanding of the factors and trends affecting our financial performance and support analysis of our results on a more consistent basis.
Readers are cautioned that non‑GAAP financial measures have inherent limitations and should not be considered in isolation or as a substitute for the corresponding GAAP measures. Our definitions and calculations of non‑GAAP financial measures may differ from those used by other companies, which may limit comparability.

Non-GAAP Performance Measures
Management uses non-GAAP performance measures, including adjusted operating income, adjusted operating margin, and adjusted earnings per share ("EPS"), to assess our performance because these measures exclude items that management does not consider to be representative of our underlying business operations. In addition, adjusted operating income and adjusted EPS are important components of our incentive compensation plans. We also use adjusted operating margin to assess operational efficiency, cost discipline, and overall profitability.
Our non‑GAAP performance measures are adjusted to exclude gains or losses that management believes are not associated with the ongoing operations of our business. These adjustments, which are described below for the periods presented, are not reflected in the results of our reportable segments. Although these items are often difficult to predict, readers should be aware that similar gains or losses may occur in future periods. The related tax effects reflect the expected current and deferred income tax impacts of our non-GAAP adjustments, which are primarily driven by the statutory tax rates of the applicable jurisdictions and the taxability of the underlying adjustments in those jurisdictions.
We reconcile each non‑GAAP performance measure to its most directly comparable GAAP measure in the table below, followed by descriptions of each non-GAAP adjustment. Amounts presented in the reconciliation are in millions of U.S. Dollars, except for per share data. Margins are calculated by dividing the applicable line item by consolidated sales for the relevant period.
In addition to our non-GAAP performance measures, we also present components used in calculating adjusted EPS to illustrate the per share effect of our non‑GAAP adjustments. All per share amounts are calculated on a diluted basis from continuing operations attributable to Air Products. Because margins and per share amounts are calculated independently, the individual components may not sum to the related totals due to rounding.

Q4 2026 vs. Q4 2025	Operating Income	Operating Margin	Equity Affiliates' Income	Other Non- Operating Inc/Exp, Net	Income Tax Expense/ Benefit	Net Income Attributable to Air Products	EPS
Q4 2026 GAAP Measures	$633.2	17.8%	$189.1	$0.1	$198.9	$584.3	$2.62
Q4 2025 GAAP Measures	16.8	0.5%	184.0	(11.7)	111.2	4.9	0.02
$ GAAP Change	$616.4						$2.60
%/bp GAAP Change	3,669%	1,730 bp					13,000%
Q4 2026 GAAP Measures	$633.2	17.8%	$189.1	$0.1	$198.9	$584.3	$2.62
Business and asset actions(A)	222.5	6.3%	2.0	—	(18.2)	203.0	0.91
Non-service pension cost, net	—	—%	—	4.5	1.2	3.3	0.01
Tax reform adjustment related to deemed foreign dividends	—	—%	—	—	(14.2)	14.2	0.06
Q4 2026 Adjusted Measures	$855.7	24.1%	$191.1	$4.6	$167.7	$804.8	$3.61
Q4 2025 GAAP Measures	$16.8	0.5%	$184.0	($11.7)	$111.2	$4.9	$0.02
Business and asset actions(A)	795.0	25.1%	—	—	45.9	741.9	3.33
Non-service pension cost, net	—	—%	—	12.9	3.2	9.7	0.04
Q4 2025 Adjusted Measures	$811.8	25.6%	$184.0	$1.2	$160.3	$756.5	$3.39
$ Adjusted Change	$43.9						$0.22
%/bp Adjusted Change	5%	(150 bp)					6%
(A)Charge attributable to noncontrolling interests was $39.7 million and $7.2 million for the three months ended 30 September 2026 and 2025, respectively.

-more-

FY2026 vs. FY2025	Operating Income/Loss	Operating Margin	Equity Affiliates' Income	Other Non- Operating Inc/Exp, Net	Income Tax Expense/ Benefit	Net Income/Loss Attributable to Air Products	Earnings/ Loss per Share
FY2026 GAAP Measures	$23.3	0.2%	$745.9	$3.2	$1.6	$532.1	$2.39
FY2025 GAAP Measures	(877.0)	(7.3%)	647.7	2.6	(94.3)	(386.5)	(1.74)
$ GAAP Change	$900.3	$4.13
%/bp GAAP Change	103%	750 bp	237%
FY2026 GAAP Measures	$23.3	0.2%	$745.9	$3.2	$1.6	$532.1	$2.39
Business and asset actions(A)	3,151.9	24.3%	2.0	6.3	680.3	2,439.6	10.95
Non-service pension cost, net	—	—%	—	15.7	4.0	11.7	0.05
Tax reform adjustment related to deemed foreign dividends	—	—%	—	—	(14.2)	14.2	0.06
FY2026 Adjusted Measures	$3,175.2	24.4%	$747.9	$25.2	$671.7	$2,997.6	$13.45
FY2025 GAAP Measures	($877.0)	(7.3%)	$647.7	$2.6	($94.3)	($386.5)	($1.74)
Business and asset actions(A)	3,747.0	31.1%	6.8	—	695.2	3,047.9	13.68
Shareholder activism-related costs	86.3	0.7%	—	—	14.6	71.7	0.32
Gain on sale of business	(67.3)	(0.6%)	—	—	(15.4)	(51.9)	(0.23)
Gain on sale of other assets(B)	(31.3)	(0.3%)	—	—	(7.5)	(23.8)	(0.11)
Gain on de-designation of cash flow hedges(C)	—	—%	—	(27.0)	(2.2)	(7.2)	(0.03)
Non-service pension cost, net	—	—%	—	45.0	11.3	33.7	0.15
Tax reform adjustment related to deemed foreign dividends	—	—%	—	—	34.9	(34.9)	(0.16)
Tax on repatriation of foreign earnings	—	—%	—	—	(31.4)	31.4	0.14
FY2025 Adjusted Measures	$2,857.7	23.7%	$654.5	$20.6	$605.2	$2,680.4	$12.03
$ Adjusted Change	$317.5	$1.42
%/bp Adjusted Change	11%	70	bp	12%
(A) Charge attributable to noncontrolling interests was $40.3 million and $10.7 million for fiscal years 2026 and 2025, respectively.
(B) Reflected on the fiscal year 2025 consolidated income statement in "Other income (expense), net."
(C) Gain attributable to noncontrolling interests was $17.6 million in fiscal year 2025.

NON-GAAP ADJUSTMENTS
Business and Asset Actions
During fiscal year 2026, we recorded pre-tax charges of approximately $3.2 billion ($2.4 billion attributable to Air Products after tax, or $10.95 per share). These charges primarily related to project exit actions announced on 30 June 2026, including the exit of a clean energy complex under construction in Louisiana, a green hydrogen production facility under construction in Casa Grande, Arizona, and certain other clean energy projects. Full-year charges attributable to noncontrolling interests were $40.3 million.
Included in the fiscal year 2026 charges were $224.5 million pre-tax ($203.0 million after tax, or $0.91 per share) recorded during the fourth quarter, primarily to update the carrying value of two coal gasification plants in China that were previously impaired and classified as held for sale. The charges reflected updated estimates of fair value less costs to sell based on information obtained through the marketing process. We fully impaired the remaining assets of one plant due to limited buyer interest, while the carrying value of the other plant was updated to reflect the terms of a sales agreement. The plant subject to the sales agreement was subsequently sold in October 2026. Fourth quarter charges attributable to noncontrolling interests were $39.7 million.
During fiscal year 2025, we recorded pre-tax charges of approximately $3.7 billion ($3.0 billion attributable to Air Products after tax, or $13.68 per share), including $795.0 million ($741.9 million attributable to Air Products after tax, or $3.33 per share) recorded during the fourth quarter. These charges reflected costs associated with project exits, including certain clean-energy generation and distribution projects and the initial impairment of the two China coal gasification plants, as well as separation costs in connection with our global cost reduction plan. Charges attributable to noncontrolling interests were $10.7 million for fiscal year 2025, including $7.2 million recorded during the fourth quarter.

-more-

Non-Service Related Pension Items
Non-service related pension items resulted in net non-operating costs of $4.5 million pre-tax ($3.3 million after tax, or $0.01 per share) in the fourth quarter of fiscal year 2026 compared to $12.9 million pre-tax ($9.7 million after tax, or $0.04 per share) in the fourth quarter of fiscal year 2025. For the full-year, these items resulted in net non-operating costs of $15.7 million pre-tax ($11.7 million after tax, or $0.05 per share) in fiscal year 2026 compared to $45.0 million pre-tax ($33.7 million after tax, or $0.15 per share) in fiscal year 2025. Non-service related components are recurring, non-operating items that include interest cost, expected return on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.
Tax Reform Adjustment Related to Deemed Foreign Dividends
During the second quarter of fiscal year 2025, we recorded a net income tax benefit of $34.9 million ($0.16 per share) related to our intent to file a refund claim for the 2018 tax year. Our intent to pursue the refund claim was based on a review of several U.S. Tax Court cases regarding the U.S. taxation of deemed foreign dividends in the transition year of the U.S. Tax Cuts and Jobs Act. The benefit was net of a $67.8 million liability for an uncertain tax position.
In September 2026, a subsequent U.S. Tax Court decision provided additional guidance regarding the calculation of the refund amount. As a result, we recorded income tax expense of $14.2 million ($0.06 per share) during the fourth quarter of fiscal year 2026 to increase the related liability for an uncertain tax position.
Other Fiscal Year 2025 Adjustments
The following adjustments impacted fiscal year 2025 results only:
Shareholder Activism-Related Costs
We incurred shareholder activism-related costs in fiscal year 2025 associated with a proxy contest that concluded in January 2025 following the certification of director election results at the 2025 Annual Meeting of Shareholders. Total pre-tax costs of $86.3 million ($71.7 million after tax, or $0.32 per share) were recognized during the first three quarters of fiscal year 2025. No shareholder activism-related costs were incurred in the fourth quarter.
Gain on Sale of Business
In April 2025, we completed the sale of our 100% ownership interest in a consolidated subsidiary in Singapore for cash proceeds of $104.3 million. We recognized a gain of $67.3 million pre-tax ($51.9 million after-tax, or $0.23 per share) as a result of the transaction during the third quarter of fiscal year 2025.
Gain on Sale of Other Assets
In June 2025, we sold a regional office in Hersham, England, for cash proceeds of $37.7 million. We recognized a gain on sale of $31.3 million pre-tax ($23.8 million after-tax, or $0.11 per share) during the third quarter of fiscal year 2025 that is presented within “Other income (expense), net” on our consolidated income statements.
Gain on De-designation of Cash Flow Hedges
In fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps due to changes in the anticipated drawdown timeline for hedged borrowings related to the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, in which Air Products holds a one-third ownership interest. As a result of the de-designation, unrealized gains and losses related to the affected swaps were recorded in "Other non-operating income (expense), net" on our consolidated income statements. During fiscal year 2025, we recorded a net unrealized gain of $27.0 million pre-tax ($7.2 million attributable to Air Products after tax, or $0.03 per share), with $17.6 million attributable to our noncontrolling partners.
We re-designated the affected swaps as cash flow hedges when the outstanding borrowings under the available project financing became commensurate with the swaps’ notional values. As of 1 January 2026, all swaps were re-designated as cash flow hedges. The unrealized gain on swaps that remained de-designated during the first quarter of fiscal year 2026 was not material.
Tax on Repatriation of Foreign Earnings
During the second quarter of fiscal year 2025, we recorded an income tax expense of $31.4 million ($0.14 per share) related to estimated withholding taxes on foreign earnings that we no longer intended to indefinitely reinvest.
Loss From Discontinued Operations
Our non-GAAP financial measures are presented on a continuing operations basis, which excludes a pre-tax loss from discontinued operations of $10.6 million ($8.0 million after tax, or $0.04 per share) recorded during the third quarter of fiscal year 2025 primarily to increase retained environmental remediation obligations associated with businesses sold in 2008.

-more-

Capital Expenditures (Non-GAAP)
Capital expenditures is a non-GAAP financial measure that management uses to evaluate our deployment of capital and assess alignment with our strategic priorities. Our calculation of this measure begins as the sum of cash paid for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables, each of which are reported on our consolidated statements of cash flows.
We then adjust this amount to exclude spending for additions to plant and equipment by our consolidated joint venture, NEOM Green Hydrogen Company (“NGHC”), to the extent such spending is funded by sources other than Air Products’ cash. These other funding sources include NGHC’s project financing, which is non‑recourse to Air Products, as well as equity contributions from the other joint venture partners. Management believes this adjustment provides a more useful view of the capital we deploy to support the ongoing growth of our business.
The most directly comparable GAAP measure to our non‑GAAP capital expenditures is “Cash used for investing activities,” as reported on our consolidated statements of cash flows. The reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2026	2025
Cash used for investing activities	$4,146.0	$7,168.7
Proceeds from sale of assets and investments	153.2	245.8
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	122.5
Proceeds from other investing activities	31.5	115.4
NGHC expenditures not funded by Air Products' equity(A)	(1,024.9)	(2,470.7)
Capital expenditures	$3,305.8	$5,064.1
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
The table below outlines the cash flow components included in our definition of capital expenditures:

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2026	2025
Additions to plant and equipment, including long-term deposits	$4,203.9	$7,022.6
Acquisitions, less cash acquired	—	59.9
Investments in and advances to unconsolidated affiliates	126.8	390.4
Investments in financing receivables	—	61.9
NGHC expenditures not funded by Air Products' equity(A)	(1,024.9)	(2,470.7)
Capital expenditures	$3,305.8	$5,064.1
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because management is unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted capital expenditures to future cash used for investing activities.
We expect capital expenditures in the range of $3.0 billion to $3.5 billion for fiscal year 2027.

-more-

Adjusted EPS Outlook (Non-GAAP)
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each non-GAAP adjustment is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to predict the timing or occurrence of these or similar future events or the potential for other events or transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Diluted EPS
(U.S. Dollars per share)	Q1	Full Year
2026 EPS	$3.04	$2.39
Business and asset actions	0.11	10.95
Non-service pension cost, net	0.01	0.05
Tax reform adjustment related to deemed foreign dividends	—	0.06
2026 Adjusted EPS	$3.16	$13.45
2027 Adjusted EPS Outlook	$3.35 – $3.45	$14.15 – $14.50
$ Change	0.19 – 0.29	0.70 – 1.05
% Change	6% – 9%	5% – 8%